April 2014 The Bel family of products has provided innovative, application-specific solutions and unparalleled service to diversified markets for more than 60 years, establishing Bel as a world leader in interconnect products, power modules, circuit protection, and magnetics. Power-One Power Solutions April 2014 Interconnect • Circuit Protection • Power Modules • Magnetics

April 2014 Bel Acquisition Interconnect • Circuit Protection • Power Modules • Magnetics

April 2014 Power-One Business Overview Interconnect • Circuit Protection • Power Modules • Magnetics

April 2014 Global Power Solutions Footprint Interconnect • Circuit Protection • Power Modules • Magnetics

April 2014 Category BEL POWER-ONE COMBINED (ICM) Revenue $43M $251M $294M Employees 375 2,000 2,375 Power R&D Centers 3 3 6 Facilities 60,000 sq ft 337,000 sq ft 397,000 sq ft Bel and Power-One Combined Resources BENEFIT DETAILS Competitive Advantage Reduced material costs Optimizing Manufacturing Best practice implementation at all sites Expanded Product Portfolio Lead player in BMP and FE solutions Bel and Power-One Shared Benefits Interconnect • Circuit Protection • Power Modules • Magnetics

April 2014 Bel Product Categories - Power Interconnect • Circuit Protection • Power Modules • Magnetics Front Ends Board Mount Power Circuit Protection Network Power Systems

April 2014 Power Group Sales History $294M Interconnect • Circuit Protection • Power Modules • Magnetics

April 2014 Diversified Customer Base Computing Networking Telecom Mil-Aero-Ind Serving Large – Emerging Markets Our Customers are Global Market Leaders Interconnect • Circuit Protection • Power Modules • Magnetics

April 2014 Complete, industry leading power product portfolio Expanded market presence for both organizations Power-One brings Industrial, Rail, and A/C Front End Bel brings Military, Aerospace Both have a presence in Transportation Greater sales and customer service presence in Europe France Ireland Russia Synergistic sales opportunities with customers that only one organization is strong with Strengthen positions with key customers that both organizations support currently Strategic Rationale Interconnect • Circuit Protection • Power Modules • Magnetics

April 2014 World Class offering for Industrial Power World Class set of solutions for Transporation Complete set of Battery Charging Platforms Complete offering of analog and digital PoL’s Extension of digital product offerings High Power/High Voltage mid bus story Complete offering of Front End solutions Enterprise grade for Data Applications (processing, storing, moving) Industrial Broadcasting Technologies targeting higher value LED lighting segments Commercial grade architectural High Bay Street Complete fully isolated brick offering Industrial foot prints High Power RBC’s POE Sourcing Complete Power Offering Interconnect • Circuit Protection • Power Modules • Magnetics

April 2014 The closing is expected to happen in late Q2 2014 Until closing, both companies must continue to operate as separate, competitive independent companies and are not permitted to disseminate the future plans. Next Steps Interconnect • Circuit Protection • Power Modules • Magnetics

April 2014 Together a force in the industry Interconnect • Circuit Protection • Power Modules • Magnetics